===============================================================================

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         OPINION RESEARCH CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         OPINION RESEARCH CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          OPINION RESEARCH CORPORATION


                                 23 Orchard Road
                           Skillman, New Jersey 08558


                         ______________________________


                                    NOTICE OF

                                 ANNUAL MEETING

                                       AND

                                 PROXY STATEMENT

                         ______________________________



                         Annual Meeting of Stockholders

                                  June 13, 2000

                          OPINION RESEARCH CORPORATION
                                 23 Orchard Road
                           Skillman, New Jersey 08558
                                 _______________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 13, 2000
                                 _______________

     The Annual Meeting of Stockholders of Opinion Research Corporation (the "Company") will be held on Tuesday, June 13, 2000 at 10:00 a.m., local time, at the Company's headquarters, 23 Orchard Road, Skillman, New Jersey, for the following purposes:

     1. To elect one Director to serve until the 2003 Annual Meeting of Stockholders of the Company and until his respective successor has been duly elected and qualified.

     2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year.

     3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The close of business on April 21, 2000 was established as the record date for the Meeting. All stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the Meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The proxies are solicited by the Board of Directors. The return of the proxy will not affect your right to vote in person if you do attend the Meeting. A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1999, is also enclosed.

                              By order of the Board of Directors

                                    DOUGLAS L. COX
                                      Secretary
April 28, 2000

_______________________________________________________________________________
                                   IMPORTANT

A Proxy Statement and proxy are submitted herewith. All stockholders are urged to complete and mail the proxy promptly. The enclosed envelope for return of proxy requires no postage if mailed in the U.S.A. Stockholders attending the Meeting may personally vote on all matters which are considered, in which event the signed proxy is revoked. It is important that your shares be voted.
_______________________________________________________________________________

                          OPINION RESEARCH CORPORATION



                                23 Orchard Road
                          Skillman, New Jersey  08558



                                PROXY STATEMENT





     The enclosed proxy is solicited by the Board of Directors (the "Board of Directors") of Opinion Research Corporation (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Tuesday, June 13, 2000, at 10:00 a.m., local time, at the Company's headquarters, 23 Orchard Road, Skillman, New Jersey, and any adjournment or postponement thereof. This Proxy Statement, the foregoing notice, and the enclosed proxy are first being mailed to stockholders on or about April 28, 2000.

     The Board of Directors does not intend to bring any matters before the Meeting other than the matters specifically referred to in the foregoing notice, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the Meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. In the absence of instructions, the shares represented at the Meeting by the enclosed proxy will be voted "FOR" the nominee of the Board of Directors in the election of directors and "FOR" the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


Outstanding Shares and Voting Rights

     At the close of business on April 21, 2000, the record date, the Company had outstanding 4,270,749 shares of its common stock, par value $.01 per share (the "Common Stock"). On each matter voted upon at the Meeting and any adjournment or postponement thereof, each record holder of Common Stock will be entitled to one vote per share.

     The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which stockholders are entitled to cast in the election of directors and on the selection of Ernst & Young LLP as the Company's independent auditors will constitute a quorum as to each such matter. Assuming a quorum is present at the Meeting, a plurality of all the votes cast at the Meeting shall be sufficient to elect a director. The selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 requires the affirmative vote of a majority of the votes cast at the Meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Meeting.

Principal Stockholders

     The following table sets forth certain information regarding the holdings of each stockholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than 5% of any voting class of the Common Stock at the close of business on March 20, 2000. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.


    Name and Address                    Amount             Percent
 of Beneficial Owner             Beneficially Owned        of Class
--------------------------       ------------------        --------

Gruber & McBaine (1)                  691,400               16.19
Capital Management
50 Osgood Place
San Francisco, CA  94133

John F. Short (2)(3)(4)               582,846               13.09
23 Orchard Road
Skillman, NJ  08558

Michael R. Cooper (1)(2)              576,003               13.12
44 CopperVail Court
Princeton, NJ  08540

    Name and Address                 Amount        Percent
   of Beneficial Owner         Beneficially Owned  of Class
--------------------------     ------------------  --------

Cumberland Associates (1)            490,000         11.47
1114 Avenue of the Americas
New York, New York 10036

Cannell Capital Management (1)       306,900          7.19
600 California Street
San Francisco, CA 94108

______________________________

(1) Based solely on information provided to the Company by the beneficial owners.

(2) Includes 181,375 and 119,167 shares subject to exercisable options beneficially owned by Mr. Short and Dr. Cooper, respectively.

(3) Does not include 25,530 shares held in trusts for the benefit of the children of Mr. Short.

(4) Includes 206,625 shares held by Mr. Short as co-trustee of the Company's Retirement Plan, over which Mr. Short has sole voting power.

Security Ownership of Management

  The following table sets forth certain information regarding the Common Stock beneficially owned by each director of the Company, by the Company's Chief Executive Officer, and each of the Company's four other most highly compensated executive officers in 1999 (the "Named Executive Officers"), and by all directors and executive officers of the Company as a group, at the close of business on March 20, 2000. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

       Name of                    Amount            Percent
   Beneficial Owner         Beneficially Owned      of Class
----------------------      ------------------      --------

John F. Short (1)(2)(3)           582,846             13.09

Michael R. Cooper # (1)           576,003             13.12

Gregory C. Ellis (1)              140,000              3.23

James T. Heisler (1)              108,024              2.52

Stephen A. Greyser (1)             96,250              2.21

Douglas L. Cox (1)                 70,000              1.63

Jeffrey T. Resnick (1)             64,422              1.50

       Name of                                  Amount            Percent
   Beneficial Owner                       Beneficially Owned      of Class
----------------------                    ------------------      --------

Lenard B. Tessler (1)                            39,600               *

Derek B. Smith (1)                               22,000               *

Dale J. Florio                                        0               0

All Directors and executive
officers as a group (13 persons) (4)(5)       1,706,645             35.29

-------------------
*   Denotes less than one percent of applicable class.

# Dr. Cooper resigned as Director, Chairman and Chief Executive Officer of the Company effective February 12, 1999. See "Transaction with Management."

(1) Includes options exercisable as of March 20, 2000 for each of the named executives and directors: Mr. Short - 181,375; Dr. Cooper - 119,167; Mr. Ellis - 60,000; Dr. Heisler - 14,667; Professor Greyser - 83,750; Mr. Cox - 20,000; Mr. Resnick - 22,500; Mr. Tessler - 20,000; Dr. Smith - 15,000.

(2) Does not include 25,530 shares held in trust for the benefit of the children of Mr. Short.

(3) Includes 206,625 shares held by Mr. Short as co-trustee of the Company's Retirement Plan, over which Mr. Short has sole voting power.

(4) The 71,500 shares beneficially owned by the executive officers of the Company and held pursuant to the Company's Retirement Plan are included only once in the total.

(5) Includes three executive officers who are not among the Named Executive Officers.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company's review of the SEC copies of these reports received by it, the Company believes that all filings required to be made by the reporting persons for 1999 were made on a timely basis, with the exception of three Form 4's required to be filed by Michael T. Errecart, which were filed approximately 50 days late and one Form 4 required to be filed by Frank J. Quirk, which was filed approximately eight days late.

                            MANAGEMENT COMPENSATION

Summary Compensation Table

  The following table sets forth, for the Company's last three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company's Named Executive Officers.

                                                                                     Long-Term Compensation
                                                 Annual Compensation                        Awards
                                     --------------------------------------  -------------------------------------
                                                            Other Annual     Restricted     Shares Subject          All Other
 Name and Principal                   Salary       Bonus    Compensation       Stock         to Options           Compensation
    Position               Year         ($)         ($)         ($)           Award(s) ($)        (#)               ($) (3)
----------------------   --------     --------   --------   ----------       ------------     ------------      ----------------
Michael R. Cooper*          1999        34,615         0      98,958 (1)               0              0              11,561  (4)
Chairman and CEO            1998       410,000   250,000           0                   0              0              85,594
                            1997       390,000   162,500           0                   0        235,417 (2)          91,000

John F. Short               1999       347,692   140,000           0                   0              0              53,283  (5)
Chairman, CEO,              1998       290,000         0           0                   0              0              54,817
and President               1997       260,000   116,000           0                   0        138,542 (2)          42,939

Gregory C. Ellis            1999       240,638    75,000           0                   0              0              4,800   (4)
COO - Market                1998       216,600         0           0                   0              0              2,400
Research                    1997       190,962   100,000           0                   0         60,000              2,250

Douglas L. Cox**            1999       200,000         0           0                   0              0              2,656   (4)
Chief Financial             1998        31,397         0           0                   0         60,000              2,400
Officer                     1997             0         0           0                   0              0                  0

James T. Heisler            1999       179,500    12,000           0                   0              0              4,800   (4)
Exec. Vice President        1998       167,000    20,000           0                   0          5,000              1,257
                            1997       155,577    15,000           0                   0         11,667 (2)          1,279

Jeffrey T. Resnick          1999       179,500    20,000           0                   0              0              4,800   (4)
Exec. Vice President        1998       166,538    23,250           0                   0              0              1,257
                            1997       155,000    10,000           0                   0         10,000 (2)          2,296


* Dr. Cooper resigned as Director, Chairman, and Chief Executive Officer of the Company effective February 12, 1999. See "Transaction with Management."

**   Mr. Cox joined the Company as Chief Financial Officer in October 1998.

(1) Consists of the difference between the prices paid by Dr. Cooper for the exercise of his vested stock options to purchase 145,416 shares of the Company's common stock and the fair market values at the dates of the exercise.

(2) Includes options issued in 1993 and 1994 that were canceled and reissued in December 1997. The reissued options retained all the original attributes except for expiration dates which are six years from the date of grant for options initially granted in 1993 and seven years for those options originally granted in 1994. All reissued options have an exercise price equal to or greater than the market value of the stock on the date of grant. The number of reissued options for each named executive were: Dr. Cooper - 145,416; Mr. Short - 78,542; Dr. Heisler - 8,167 and Mr. Resnick - 7,500.

(3) During 1995, the Company entered into certain agreements with trusts established for the benefit of the children of Dr. Cooper and Mr. Short. Under these agreements, the Company pays certain premiums on life insurance policies on the officers, to which the trusts are the beneficiaries. The Company is entitled to the repayment of the premiums paid on these insurance policies upon maturity. The premiums paid on behalf of Dr. Cooper and Mr. Short by the Company were $11,157 and $44,170 in 1999, $74,940 and $48,104 in 1998, $77,202 and $37,143 in 1997, respectively.

(4) Consists of a Company match under the Company's Defined Contribution Plan for each named executive.

(5) Consist of Company payments on behalf of the named executive of $4,313 to cover the premiums payable on supplemental disability and life insurance policies and a $4,800 Company match under the Company's Defined Contribution Plan.

Stock Option Grants During 1999

   The following table contains information concerning the grant of stock options to the Named Executive Officers. The Company does not have any plans pursuant to which stock appreciation rights ("SARs") may be granted.




                                            Option Grants in 1999
                                            ---------------------

                                                                                Potential Realizable Value at
                                                                                Assumed Annual Rates of Stock
                                                                                Price Appreciation for Option
                                   Individual Grants                                      Terms (1)
                        ---------------------------------------                 -----------------------------
                                         % of
                                         Total
                                        Options
                                        Granted
                                           To       Exercise or
                          Options      Employees    Base Price    Expiration
         Name            Granted (#)      1999        ($/Sh)*        Date             5%             10%
----------------------- ------------  ------------   ----------   ----------      ---------        --------
Michael R. Cooper**         0             0%             0             0              0               0

John F. Short               0             0%             0             0              0               0

Gregory C. Ellis            0             0%             0             0              0               0

Douglas L. Cox              0             0%             0             0              0               0

James T. Heisler            0             0%             0             0              0               0

Jeffrey T. Resnick          0             0%             0             0              0               0

* All options have an exercise price equal to or greater than the market price of the Common Stock on the date of grant.

** Dr. Cooper resigned as Director, Chairman and Chief Executive Officer of the Company effective February 12, 1999. See "Transaction with Management".

(1) Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on the Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

Stock Option Exercises and Holdings During 1999

     The following table sets forth information related to options exercised during 1999 by the Named Executive Officers and the number and value of options held at December 31, 1999, by such individuals. The Company does not have any plan pursuant to which SARs may be granted.

                                      Aggregated Option Exercises in 1999
                                     and Option Values at December 31, 1999
                                     --------------------------------------

                                                               Number of                         Value of
                           Shares          Value        Unexercised Options at            Unexercised Options at
                         Acquired On     Realized        December 31, 1999 (#)             December 31, 1999 ($)
        Name            Exercise (#)        ($)       Exercisable   Unexercisable       Exercisable   Unexercisable
---------------------  ---------------  -----------  -------------  --------------     -------------  --------------
Michael R. Cooper*            145,416       98,958      119,167               0           436,771               0
John F. Short                    0            0         181,375          20,000           592,339          82,500
Gregory C. Ellis                 0            0          60,000          20,000           226,667          82,083
Douglas L. Cox                   0            0          20,000          40,000            88,750         177,500
Jeffrey J. Resnick               0            0          20,833           4,167            66,563          13,750
James T. Heisler                 0            0          13,000           4,500            27,396          15,083


* Dr. Cooper resigned as Director, Chairman, and Chief Executive Officer of the Company effective February 12, 1999. See "Transaction with Management."


Employment Agreements

  Mr. Short has an employment agreement with the Company providing for an annual salary of $350,000 subject to increase with respect to each fiscal year during the term of the agreement, to be determined by the Compensation Committee of the Board of Directors. In addition, Mr. Short is eligible to receive additional incentive compensation as determined by the Compensation Committee of the Board of Directors. The agreement provides that in the event Mr. Short's employment is terminated by the Company without cause or Mr. Short terminates the employment for cause (as defined therein), in addition to his compensation through the date of such termination, he is to receive an immediate cash payment equal to two times his annual base compensation, unless such termination occurs within 24 months after a change in control (as defined therein), in which case Mr. Short shall receive an immediate cash payment equal to two and one-half times his annual base compensation.

  Mr. Cox has an employment agreement with the Company providing for an annual salary of $200,000 subject to increase with respect to each fiscal year during the term of the agreement to be determined by the Compensation Committee of the Board of the Directors. In addition, Mr. Cox is eligible to receive an additional incentive compensation in accordance with short-term and/or long-term incentive compensation programs established by the Company from time to time. The agreement provides that in the event Mr. Cox's employment is terminated by the Company without cause or Mr. Cox terminates his employment for cause (as defined therein), he is to receive his current annual salary and, if permissible under the terms of the applicable Company plans, medical and life insurance benefits, until 11 months after the effective date of such termination.

  Effective February 12, 1999, Dr. Cooper resigned from his positions as Director, Chairman, and Chief Executive Officer of the Company. See "Transaction with Management." Prior to such time, Dr. Cooper had an employment agreement with the Company providing for an annual salary of $390,000, subject to increase with respect to each fiscal year during the term of the agreement, to be determined by the Compensation Committee of the Board of Directors. Dr. Cooper's annual salary at the time of his resignation was $410,000. In addition, Dr. Cooper was eligible to receive additional incentive compensation as determined by the Compensation Committee of the Board of Directors. The agreement provides that in the event Dr. Cooper's employment was terminated by the Company without cause or that Dr. Cooper terminated his employment for cause (as defined therein), in addition to his compensation through the date of such termination, Dr. Cooper would receive an immediate cash payment equal to five times his annual base compensation.

Transaction with Management

  On February 12, 1999, the Company reached an Agreement and General Release (the "Agreement") with Dr. Cooper, pursuant to which Dr. Cooper resigned as Director, Chairman, and Chief Executive Officer of the Company and agreed to a buy-out by the Company of his employment contract. The Agreement provided, among other things, that the Company make a lump sum cash payment of $1,800,000 to Dr. Cooper, and reimburse him, up to a maximum of $50,000, for his reasonable costs and legal fees incurred in connection with negotiating and executing this Agreement. In addition, certain exercisable stock options of Dr. Cooper, allowing him to purchase a total of 145,416 shares of the Common Stock, were amended to eliminate a 90-day post-termination provision and to provide for an expiration date of December 31, 1999. These options were exercised prior to their expiration. Dr. Cooper's remaining options to purchase 119,183 shares of the Common Stock were also amended to provide for an expiration date of December 31, 2000. The original expiration dates of Dr. Cooper's stock options ranged from January 3, 2002 to December 1, 2004.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                            EXECUTIVE COMPENSATION

Compensation Philosophy and Components

     The Company's compensation philosophy is established by the Committee, which consists of two independent directors.

     The Committee believes that leadership and motivation of the Company's executives are critical to establishing the Company's success both in the marketplace and as an investment for our shareholders. The Committee will ensure that the Company's executives are compensated in a manner that furthers the Company's business strategies and aligns their interests with those of the shareholders. To support this philosophy, the following principles provide a framework for the compensation program:

     o The Company will offer competitive total compensation that will attract the best talent, motivate individuals to perform at their highest levels, reward outstanding achievement, and retain those individuals with the leadership abilities and skills necessary for building long-term shareholder value.

     o The Company will maintain a significant portion of executive total compensation at risk, tied both to annual and long-term financial performance and the creation of shareholder value.

     o The Company will encourage executives to manage from the perspective of owners with equity stakes in the Company.

     The components of the Company's executive compensation program include a balanced mix of the following:

     Base compensation: this is established for each executive position based on job responsibilities, level of experience, individual contribution to the business, as well as analyses of competitive industry practice.

     Incentive compensation: this is established based on the factors listed above under base compensation, the completion of specific objectives, plus specific quantitative performance factors including, revenues and earnings growth, operating income as a percentage of revenues, and revenues and earnings relative to budgeted levels.

     Stock options: the Company uses stock options as a long-term, non-cash incentive to align the long-term interests of executive officers and shareholders of the Company. Stock options are awarded at the current market price of the Common Stock on the date of grant and currently, grants would vest over three years and have a life of seven years. Award sizes are based both upon individual performance, level of responsibility and potential to make significant contributions to the Company. Recent grants to executive officers have been conditioned in part on personal purchases of stock by the executives, thus further aligning their interests with those of our shareholders. No options were granted to executive officers in 1999.
     Benefits: It is the Company's intent to be competitive with, but not to exceed, the practices of other professional service firms regarding health, retirement and other benefit programs.

Compensation of the Chief Executive Officer in 1999

     Mr. Short's employment agreement provides for a base compensation of $350,000 in 1999 and an incentive compensation opportunity of $200,000, of which $140,000, or 70%, was paid.

     The Committee's criteria for determining Mr. Short's compensation are driven by the competitive marketplace, the performance of Mr. Short and the Company and a desire to increase the relative proportion of variable, performance based, compensation to total compensation.

     The Committee has reviewed the compensation of other chief executive officers within the marketing services industry, and considered the effectiveness of Mr. Short in shaping the strategy, culture, discipline, and focus of the management team, his anticipation of market trends and adjustment of the Company's plans and investments, consistent with the maximization of long-term shareholder value.

     Highlights of performance in 1999 include the successful acquisition of Macro International Inc., the growth in Company revenues by 62% to $118.6 million, the growth of earnings measures by similar percentages to new records and the increase in share price of 64%.

Qualifying Executive Compensation for Deductibility under the Internal Revenue Code

     Beginning in 1994, section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as "performance-based." The Committee intends to take such actions as are appropriate to qualify compensation paid to executives for deductibility under the Code. Further, base salary and bonus levels are expected to remain well below the limitation in the foreseeable future.

Compensation Committee:

Stephen A. Greyser, D.B.A.
Derek B. Smith, Ph.D.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Report.

     The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four meetings during 1999.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 1999 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

Audit Committee:

Lenard B. Tessler
Stephen A Greyser, D.B.A.

                            AUDIT COMMITTEE CHARTER

Organization

     This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The Committee shall be appointed by the board of directors and shall, not later than June 2001, consist of three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate and at least one member shall have accounting or related financial management expertise.

Statement of Policy

     The Audit Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

     The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

o The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' approval.

  o The Committee shall discuss with the independent auditors the overall scope and plans for their audit. Also, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

  o The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

  The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total stockholder return on the Common Stock during the period commencing December 31, 1994 and ending December 31, 1999, with (a) the cumulative total return of the Nasdaq Stock Market, (b) Total Return Index Values for American Stock Exchange U.S. only stocks, (c) a Peer Group of companies engaged in the market research industry consisting of: Gartner Group, Inc., Information Resources, Inc., M/A/R/C, Inc., Market Facts, Inc., NFO Worldwide, Inc., and Opinion Research Corporation, and (d) S&P SmallCap 600 Index. In 1999, the Company's Common Stock began trading on the American Stock Exchange as opposed to the Nasdaq Stock Market. Therefore, the Company is now tracking the performance of the Common Stock against the Total Return Index Values for American Stock Exchange U.S. only stocks as opposed to the total return of the Nasdaq stock market. The comparison assumes $100 was invested on December 31, 1994, in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends. The returns of each company in the Peer Group have been weighted according to their market capitalization at the beginning of the period indicated.

  The Peer Group was developed by the Company's management based on its knowledge of the market and competing companies and an analysis of the relatively small group of market research companies whose stock is publicly traded. As the majority of the Peer Group is no longer publicly traded, the Company has begun tracking its performance against the S&P SmallCap 600 Index and will continue to do so in future years.


                                 [LINE GRAPH]

                                         12/31/94    12/31/95    12/31/96    12/31/97    12/31/98    12/31/99
                                      ------------------------------------------------------------------------
Opinion Research Corporation                 100.0       124.2        67.1       114.3       109.3       178.9
--------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market Total
Return Index                                 100.0       141.3       173.9       213.1       300.2       542.4
--------------------------------------------------------------------------------------------------------------
Amex Stock Market Total
 Return Index - U.S. stocks                  100.0       128.7       130.1       163.5       175.5       224.2
--------------------------------------------------------------------------------------------------------------
Peer Group                                   100.0       216.9       359.9       363.5       214.3       348.5
--------------------------------------------------------------------------------------------------------------
S&P SmallCap 600 Index                       100.0       130.0       157.7       198.0       195.4       219.7
--------------------------------------------------------------------------------------------------------------

                               BOARD OF DIRECTORS

Compensation of Directors

     For 1999, each director who was not an employee of the Company (an "outside director"), was entitled to receive $15,000 per annum. In addition, each outside director was paid $5,000 for chairing a Committee, $1,500 for each Board meeting attended, and $1,250 for each Committee meeting attended. All directors were also entitled to be reimbursed for incidental travel expenses incurred in attending Board and Committee meetings.

     Pursuant to the 1997 Stock Incentive Plan, each outside director is automatically granted options to acquire the "formula number" of shares of Common Stock. The exercise price for these options is equal to the fair market value of the underlying shares on the date of grant. The options are non-qualified stock options. The outside directors' options become exercisable on the first anniversary of the date of grant provided the outside director is a member of the Board of Directors on that date. The "formula number" of the stock option grants for 1999 was 5,000 for each director. In addition, each director will be granted options to purchase an additional 5,000 shares of Common Stock for chairing a Committee.

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee or the Stock Option Committee (Principal Officers) are executive officers of the Company.

     None of the executive officers of the Company serve on the Board of Directors of another entity.

     Over several years, the Company made loans to each of the named executives bearing an interest rate of 9.5%. Including accrued interest, the aggregate amount of indebtedness outstanding for each of the named executives at December 31, 1999 was: Mr. Short - $149,918; and Dr. Heisler - $80,806.

     The Faculty Group, Inc., of which Professor Greyser is a principal, received $50,000 in consulting fees and $1,649 in expense reimbursements during 1999.

Committees and Meetings of the Board of Directors

     The business of the Company is managed under the direction of its Board of Directors. The Board of Directors met twelve times during the fiscal year ended December 31, 1999 and took certain other actions by unanimous consent. The Board meets regularly during the fiscal year to review significant developments affecting the Company and act on matters requiring Board approval. Every director attended all of the meetings of the Board of Directors and Committees of the Board on which the director served that were held during the period the person was a director.

     The Board of Directors has established six standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Stock Option Committee (Executive Officers), a Stock Option Committee (Non-Executive Officers), and a Nominations Committee.

     The Executive Committee

     The Executive Committee was established to perform such duties as the Board of Directors from time to time may direct and, with certain limitations, will exercise the authority of the full Board between meetings of the full Board. In 1999, Mr. Short (Chairman) and Professor Greyser served as members of the Executive Committee. The Executive Committee met twice during 1999.

     The Audit Committee

     The Audit Committee is charged with reviewing the audited financial statements of the Company and making recommendations to the full Board on matters concerning the Company's audits and the selection of independent auditors. Mr. Tessler (Chairman) and Professor Greyser serve as members of the Audit Committee. The Audit Committee met four times during 1999.

     The Compensation Committee

     The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers. Professor Greyser (Chairman) and Dr. Smith serve as members of the Compensation Committee. The Compensation Committee met four times during 1999.

     The Stock Option Committees

     The Stock Option Committee (Executive Officers) and the Stock Option Committee (Non-Executive Officers) together serve as the Committee described in the 1997 Stock Incentive Plan (the "Plan"). The Stock Option Committee (Executive Officers) administers the Plan solely with respect to persons who are directors or principal officers as defined in the Plan, and the Stock Option Committee (Non-Executive Officers) administers the Plan solely with respect to other persons. Professor Greyser (Chairman) and Dr. Smith serve as members of the Stock Option Committee (Executive Officers). Mr. Short served as the Stock Option Committee (Non-Executive Officers) in 1999. Neither Stock Option Committee met during 1999.

     The Nominations Committee

     The Nominations Committee was established to consider and make recommendations to the Board regarding Board qualifications, structure and membership. Professor Greyser (Chairman) and Mr. Short serve as members of the Nominations Committee. The Nominations Committee met once during 1999.

                             ELECTION OF DIRECTORS

     At the Meeting, the stockholders will elect one director to hold office until the Annual Meeting of Stockholders to be held in 2003 and until his respective successor has been duly elected and qualified. Proxies executed on the enclosed form will be voted, in the absence of other instructions, "FOR" the election of the person named below. Should the nominee become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other person as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors. The nominee is not currently serving as a director of the Company.

     The following sets forth certain information about the nominee:

     Mr. Frank J. Quirk, 59, joined the company in 1999 with the acquisition of Macro International ("Macro"), where he served, and continues to serve, as the Chief Executive Officer since 1980. Under his direction Macro has grown from $3
million in annual revenues to over $65 million today.   Mr. Quirk received his
A.B. and M.B.A. from Cornell University.

Directors whose present terms continue until 2001:

     Mr. Tessler, 47, joined the Board of Directors in July 1997. Mr. Tessler is a founding partner of TGV Partners, a private investment partnership which was formed in April 1990. Mr. Tessler served as Chairman of the Board of Empire Kosher Poultry from 1994 to 1997, after serving as its President and Chief Executive Officer from 1992 to 1994. Before founding TGV Partners, Mr. Tessler was a founding partner of Levine, Tessler, Leichtman & Co., a leveraged buyout firm formed in 1987. From 1982 to 1987, Mr. Tessler was a founder, director and executive vice president of Walker Energy Partners, a publicly traded master limited partnership in the oil and gas industry, and subsequently he served as an independent financial consultant to financially troubled companies in that industry. Prior thereto, Mr. Tessler practiced accounting in New York specializing in tax. Mr. Tessler received a M.B.A. from Fairleigh Dickinson University. Mr. Tessler currently serves as a member of the board of directors of G&G Retail holdings, Inc., Primary Network Holdings, Inc., and Garfield & Marks Designs, Ltd., Inc.

     Dr. Heisler, 54, joined the Company in 1982 and was appointed to the Board in 1991. Since joining the Company, Dr. Heisler has held various managerial positions. After managing the Company's Washington D.C. based government practice, he developed the Company's Telecommunications and Market Assessment practices. He is currently involved in corporate-wide business development and key client relationships. Dr. Heisler received a Ph.D. in Social Psychology from the Illinois Institute of Technology.

     Mr. Dale J. Florio, 45, was appointed to the Board in July 1999 to complete the term of Dr. James C. Fink, who resigned effective June 30, 1999. Mr. Florio is an attorney and co-founder of the Princeton Public Affairs Group, a firm specialized in public relations, public affairs, and government relations. Immediately prior to co-founding the Princeton Public Affairs Group in 1987, Mr. Florio was responsible for managing Philip Morris' state and local government affairs program throughout all 50 states. Before joining Philip Morris, Mr. Florio served as federal public affairs representative with the National Association of Manufacturers and as an administrative assistant to a member of the New Jersey General Assembly. Mr. Florio received a law degree from Seton Hall Law School.

Directors whose present terms continue until 2002:

     Mr. Short, 55, was appointed Chief Executive Officer and Chairman of the Board of Directors in 1999. Mr. Short joined the Company and was appointed as its Chief Financial Officer in 1989. He joined the Board of Directors in 1991. Mr. Short was later appointed Vice Chairman in 1992 and President in 1998.
Prior to joining the Company, Mr. Short served as the Chief Financial Officer of Hay Systems, Inc., a wholly owned subsidiary of the Hay Group.

     Professor Greyser, 65, has been a director of the Company since 1993. Professor Greyser is Richard P. Chapman Professor (Marketing Communications) at Harvard Business School, where he has been on the faculty for over 30 years. Professor Greyser was associated with the Harvard Business Review for 35 years as an editor, research director, and Editorial Board Secretary and Chairman. Since 1972, Professor Greyser has been a Trustee of the Marketing Science Institute, a non-profit business-supported research center in marketing, and from 1972 through 1980 he served as its Executive Director. From 1985 through 1993, Professor Greyser served on the Board of Directors of the Public Broadcasting Service, where he was Vice Chairman from 1991 through 1993. Professor Greyser serves on the Board of Directors of the investment services firm Gruntal & Co. Professor Greyser received an A.B., M.B.A., and D.B.A. degrees from Harvard University.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
             STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ABOVE PROPOSAL

          PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to approval by the stockholders, the Board of Directors has appointed the firm of Ernst & Young LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company' independent auditors with respect to the consolidated financial statements of the Company and its subsidiaries for the current fiscal year.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of stockholders.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE
               APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S
                             INDEPENDENT AUDITORS

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 2001 must be received by December 30, 2000 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that Meeting. Stockholder proposals should be directed to Douglas
L. Cox, Secretary, at the address of the Company set forth on the first page of this Proxy Statement.

     A stockholder of the Company may wish to have a proposal presented at the Annual Meeting of Stockholders in 2001, but not to have such proposal included in the Company's Proxy Statement and Form of Proxy relating to that meeting. If notice of any such proposal is not received by the Company at the address set forth on the first page of this Proxy Statement by March 14, 2001 then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

                            SOLICITATION OF PROXIES

     The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or its subsidiaries.

                          ANNUAL REPORT ON FORM 10-K

     The Company will provide without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission for its most recent fiscal year. Such written requests should be directed to Douglas L. Cox, Secretary, at the address of the Company set forth on the first page of this Proxy Statement.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          OPINION RESEARCH CORPORATION

     The undersigned, a holder of Common Stock of OPINION RESEARCH CORPORATION (the "Company"), hereby constitutes and appoints JOHN F. SHORT and DOUGLAS L. COX, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 13, 2000 at 10:00 a.m., at 23 Orchard Road, Skillman, New Jersey, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, as follows:

   1. [_] FOR the nominee for director.

      [_] WITHHOLD AUTHORITY.

      Nominee: Frank J. Quirk

   2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000.

    [_] FOR      [_] AGAINST      [_] ABSTAIN
   3. To vote on such other business as may properly come before the meeting.

    [_] FOR      [_] AGAINST      [_] ABSTAIN

     Unless otherwise specified, the shares will be voted "FOR" the election of all nominees for director and "FOR" the other proposals as previously set forth. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

           ------------------------------------------------------
                   (Please date and sign on reverse side)

   (Continued from other side)

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF OPINION RESEARCH
   CORPORATION.

   [_] I plan to attend the Annual Meeting

                                              Date: ________________, 2000

                                              ----------------------------
                                              Signature of Stockholder

                                              ----------------------------
                                              Signature of Stockholder

                                              NOTE: Please sign this
                                              proxy exactly as name(s)
                                              appear(s) in address. When
                                              signing as attorney-in-
                                              fact, executor,
                                              administrator, trustee or
                                              guardian, please add your
                                              title as such, and if
                                              signer is a corporation,
                                              please sign with full
                                              corporate name by duly
                                              authorized officer or
                                              officers and affix the
                                              corporate seal. When stock
                                              is issued in the name of
                                              two or more persons, all
                                              such persons should sign.

     Please sign, date and return in the enclosed postage-prepaid envelope.